Exhibit 10.1

February 22, 2013

Mr. Rob Cain

Dear Rob,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of President and Chief Executive Officer reporting to the Board of Directors of Adept. Your bi‐weekly rate will be $9,615, which when annualized is a base salary of $250,000, subject to applicable taxes and withholdings. Your base compensation will be reviewed annually and may be adjusted based on your individual performance, Company performance, and competitive market data.

In addition to your base pay, the company will pay a bonus in the amount of $50,000 for the attainment of objectives set by the lead director who will also set the measurement period.  Such objectives and measurement period is to be determined in the next ten business days.

In your position as President and Chief Executive Officer, you will also be eligible to participate in the fiscal 2013 Management Incentive Plan as approved by the Company’s Board of Directors. Your bonus under the fiscal 2013 Management Incentive Plan will be paid on a quarterly basis and will be subject to the attainment of certain quarterly goals and objectives to be identified pursuant to the fiscal 2013 Management Incentive Plan once finalized.

Subject to approval by the Board of Directors, you will receive options for 75,000 shares of Adept common stock at a strike price equal to the greater of $4.60 or the fair market value of the common stock on the date of grant. The grant, timing, and vesting conditions are attached hereto as Schedule A.

In your role with Adept, you will provide leadership focused upon business, financial, operational, and organizational strategic restructuring to the Company and its subsidiaries as well as other duties, as needed. Nothing herein will preclude you from engaging in business activities or performing services for Telanetix, Inc. in connection with its sale or, subject to the approval of Adept, for any other person, business, company or entity, including without limitation Hale Capital Partners (HCP) or a company in which HCP may have a direct or indirect interest in, unless such person, business, company or entity’s products and services are in competition with the Company’s business or otherwise disable you from performing your duties in your role for the company. Notwithstanding the prior statement, you are expected to notify the Company prior to the acceptance or engagement in any non‐Company related business activity or services for such approval. By signing this offer letter, you confirm that you have necessary authorizations and consents from any of such persons for your role with Adept.

The reasonable expenses incurred in connection with your Adept business activities will be reimbursable under Adept’s Travel and Expense Policy.

As an Executive of the Company, you will accrue vacation at a rate of 4 weeks per year and sick time at a rate of 2 weeks per year.

The initial term of your employment will be for one year (the “Initial Term”) from the date of hire. Notwithstanding the previous sentence, you or the Company may terminate your employment at any time upon 30 days written notice. Following the Initial Term, your employment shall continue until you or the Company provides notice of termination in writing within 30 days prior to termination.

Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause subject to the terms of this letter agreement. This provision for at‐will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by an authorized officer.

Except as expressly provided in this letter agreement, you will at all times comply with and be subject to such policies and procedures as Adept Technology may establish from time to time for the company’s executive employees and the terms of the Company’s indemnification agreement for directors and executive officers. This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept. Attached is a summary of employee benefits, a copy of the Adept Proprietary Agreement and Adept’s Code of Business Conduct.

This offer is contingent on you signing the Code of Business Conduct acknowledgement page, attached hereto as Schedule B, and returning the originals with your offer letter. In accordance with current federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please review the enclosed U.S. Department of Justice Form I‐9 and bring proper identification with you on your first day. By signing this offer you also represent that you are able to work for Adept Technology without restriction. Also, your signature to this offer of employment shall be your written consent that our Human Resources organization may utilize employment verification processes that may include: credit reports, references, criminal history, education transcripts and civil lawsuits, and that this offer is contingent on a satisfactory report.

To indicate your acceptance of this offer, please return one original of this signed offer letter, the original signed Adept Proprietary Agreement, and Code of Business Conduct no later than 5 p.m. (PDT) on Friday, February 22, 2013.

Rob, we believe that Adept Technology is well positioned in the robotics automation marketplace and has tremendous potential. We also believe that we provide great opportunities for personal career growth, challenging work and financial rewards. We feel that you can make a significant contribution and we look forward to welcoming you to the Adept Technology team!

Sincerely,

/s/ Michael P. Kelly
Michael P. Kelly
Chairman of the Board

I have read, understand, and accept the offer of employment stated above:

/s/ Rob Cain Signature	February 22, 2013 Date of Signature

February 19, 2013
Proposed Start Date

Attachments:
Proprietary Information Agreement
Code of Business Conduct
Schedule A Option Grant
Schedule B Signature and Acknowledgment regarding Code of Business Conduct

SCHEDULE A
OPTION GRANT TO MR. CAIN

Milestone A 25,000 Options	To vest upon [specified financial results].

Milestone B 25,000 Options	To vest upon [specified] New Sales

Milestone C 25,000 Options	To vest upon [specified financial results].

The Company shall grant the options to Rob Cain effective upon Cain’s commencement of employment and Board approval subject to vesting based upon the Milestones. The above options will continue to be available to vest to the extent the Milestones are attained within twelve months after the date that Rob Cain is terminated from this employment agreement, so long as he provides 20 hours per month as a part‐time employee at no charge, with the continuing option vesting being the consideration for these 20 hours per month, up to a maximum of 12 months from the termination of this employment agreement (the “End Date”). Further, after vesting, Cain shall have up to the earlier of (i) September 30, 2016 or (ii) the date on which the Preferred Stock is no longer outstanding to exercise vested options at which time the unexercised options shall expire.

SCHEDULE B

SIGNATURE AND ACKNOWLEDGEMENT REGARDING CODE OF BUSINESS CONDUCT

I have received and read the current version of the Company’s Code of Business Conduct (including the Federal Government Contracting Compliance Code), collectively referred to as the Code. I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job.

I agree to comply with the Code, as modified by the terms and conditions set forth in that certain Offer of Employment Letter addressed to me from the Company, dated February 19, 2013 (the “Offer Letter”). I understand that in any event of any conflict between the provisions of the Code and the Offer Letter, the provisions of the Offer Letter shall control.

I understand that the Code is updated from time to time and that the current version is maintained on the Company's intranet site and the Investor Relations Section of the Adept website (www.adept.com), and I agree to review any changes to the Code when I am notified that the Code has been updated.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult the Human Resources Department, knowing that my questions or reports to these sources will be maintained in confidence.

_______________________________ Name

_______________________________ Signature

_______________________________ Date

Please sign and return this form to the Human Resources Department

WAIVERS AND AMENDMENTS

Except as set forth in the Offer Letter, Adept does not expect to grant waivers of this Code except in very limited circumstances. Any waiver with respect to any member of the Board or corporate executive officer may only be made by the Board or the Nominating and Corporate Governance Committee, after disclosure of all material facts by the individual seeking the waiver. Adept shall promptly disclose any such waiver with respect to a director or corporate officer in a Form 8‐K filed with the Securities and Exchange Commission and/or on its website, as required by applicable law and listing standards. Any waivers for other individuals may only be granted by the Corporate Secretary or Human Resources Administrator after disclosure of all material facts by the individual seeking the waiver.

The Company reserves the right to amend the Code at any time. The updated Code will be available on the Company's website at all times.